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                                                                    Exhibit 99.1

CRITICAL PATH COMPLETES ACQUISITION OF DOTONE

Critical Path Gains 1,300 Corporate Customers

SAN FRANCISCO, California (July 21, 1999) -- Critical Path, Inc. (Nasdaq: CPTH), a leading provider of business-to-business email service solutions for corporations, Internet service providers (ISPs), Web hosting companies, and Web portals, today announced it has successfully completed the acquisition of dotOne, a leading corporate email messaging service provider, in a transaction involving both cash and stock. Critical Path announced a binding letter of intent to acquire dotOne on June 14, 1999.

dotOne, identified as a category leader in the corporate email messaging market, brings 1,300 customer relationships as well as several strategic reseller relationships to Critical Path. In addition, dotOne, founded in 1994, built industry-leading messaging solutions to support enterprise/proprietary systems such as MS Exchange, Lotus Notes, Novell GroupWise, Lotus cc:Mail. dotOne's messaging solutions combined with Critical Path's state-of-the-art technology, will allow Critical Path to target the corporate market through an expanded "midsourcing" strategy. This strategy enables enterprise customers to selectively outsource value-added messaging services without altering their existing infrastructures or groupware solutions.

"This acquisition represents a key component to Critical Path's growth strategy and ability to provide services to the corporate market," said Doug Hickey, Critical Path's president and CEO. "Critical Path gains dotOne's expertise and technology allowing for immediate "midsource" offerings, a substantial customer base and expanded distribution. dotOne built a formidable business, and we are proud to add them to the Critical Path family. We look forward to building relationships with these newly acquired customers and continuing to provide them with the most advanced, robust messaging services."

dotOne's customer list includes companies across several industries such as manufacturing, legal, insurance and banking such as Kraft, CNA, Continental Airlines, Viewer's Choice/ Pay Per View, Frontier Insurance, Federal Home Bank of Chicago, Sullivan & Cromwell, Candle Corporation and the United Nations. Other dotOne customers include airlines, railroads, HMOs, a major-league baseball team, and one of the largest property development companies in the U.S.

About Critical Path, Inc.

Critical Path, Inc. (Nasdaq: CPTH) is a leading provider of business-to-business Internet messaging solutions for corporations, Internet service providers
(ISPs), Web hosting companies, and Web portals. Critical Path has built an industry-leading global infrastructure with data centers connected to key Internet exchange points, and currently reaches millions of end-users through its customer relationships. Critical Path provides reliable, secure, and scalable email, and a flexible suite of enhanced messaging services to partners such as E*TRADE, Network Solutions, U S West, Sprint, and ICQ. Critical Path is headquartered in San Francisco, California, with offices in locations nationwide and in Germany and the UK. More information on Critical Path can be found at www.cp.net.

Critical Path is a service mark and the Critical Path logo is a trademark of Critical Path, Inc.

All other trademarks are the property of their respective holders.

This press release contains forward-looking statements that involve risks and uncertainties. The company's actual results could differ materially from those indicated in these forward-looking statements. Risks and uncertainties relating to Critical Path are described in Critical Path's prospectus dated June 1, 1999 and with the periodic filings Critical Path makes with the Securities and Exchange Commission (www.sec.gov).